EXHIBIT 12.1
                     CYPRUS AMAX MINERALS COMPANY
         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
       RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                      STOCK DIVIDEND REQUIREMENTS
                             (In millions)

                                        Six months                     Year ended December 31,
                                      ended June 30,      ------------------------------------------------
                                           1995             1994      1993      1992      1991      1990
                                         --------         --------  --------  --------  --------  --------
Income (Loss) before Discontinued
  Operations and Cumulative Effect
  of Accounting Changes                     231              166       100      (246)       43       111
Income Tax Provision (Benefit)               62               55        31       (83)       11        13
Capitalized Interest                        (15)             (16)       --        (2)       (5)       --
Preferred Stock Dividend
  Requirements of Subsidiary                 (4)              --        --        --        --        --
Minority Interest                            (8)              --        --        --        --        --
Equity (Income) Loss                         (3)              13        (7)       --        --        --
                                           -----            -----     -----     -----     -----     -----
                                            263              218       124      (331)       49       124

Fixed Charges
  Interest                                   62              107        42        19        22        20
  Amortization of Debt Expense                2               --        --        --        --        --
  Interest Portion of Rental Expense          7               18        12        12        10         8
  Preferred Stock Dividend
    Requirements of Subsidiary                4               --        --        --        --        --
                                           -----            -----     -----     -----     -----     -----
    Total Fixed Charges                      75              125        54        31        32        28

Earnings (Loss) Before Income Taxes
  and Fixed Charges                         338              343       178      (300)       81       152
                                           =====            =====     =====     =====     =====     =====

Preferred Stock Dividend Requirements        11               24         3        15        18        16
                                           -----            -----     -----     -----     -----     -----

Combined Fixed Charges and Preferred
  Stock Dividend Requirements                86              149        57        46        50        44
                                           =====            =====     =====     =====     =====     =====

Ratio of Earnings to Fixed Charges          4.5              2.7       3.3       <F1>      2.5       5.5
                                           =====            =====     =====     =====     =====     =====

Ratio of Earnings to Combined
  Fixed Charges and Preferred Stock
  Dividend Requirements                     3.9              2.3       3.1       <F2>      1.6       3.4
                                           =====            =====     =====     =====     =====     =====

<F1> Earnings for the year ended December 31, 1992, were inadequate to cover fixed charges by $332 million.

<F2> Earnings for the year ended December 31, 1992, were inadequate to cover combined fixed charges and preferred stock dividend requirements by $347 million.